EXHIBIT 3.1

DEBENTURE PURCHASE AGREEMENT

Hall Structured Finance II, LLC

and

THE HOLDERS OF THE DEBENTURES

8% Unsecured Debentures
$50,000,000
Maturity Date of December 31, 2022

(i)

Article 8 MISCELLANEOUS		12
Section 8.1	Notices.	12
Section 8.2	Legal Holidays.	12
Section 8.3	No Recourse Against Others.	12
Section 8.4	Duplicate Originals.	13
Section 8.5	Variable Provisions.	13
Section 8.6	Governing Law.	13

(ii)

This DEBENTURE PURCHASE AGREEMENT, effective as of December __, 2017 is made and entered into by and among HALL STRUCTURED FINANCE II, LLC, a Texas limited liability company (the “Company”) and each of the other persons who have executed Subscription Documents that have been accepted by the Company (collectively, the “Holders”)

Article 1
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1           Definitions.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein shall have the meanings set forth in Annex A annexed hereto and made a part hereof.

Section 1.2           Rules of Construction.

Unless the context otherwise requires:

(1)         an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in the United States;

(2)         “or” is not exclusive;

(3)         words in the singular include the plural, and words in the plural include the singular;

(4)         provisions apply to successive events and transactions;

(5)         “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(6)         “including” means including without limitation.

Article 2
THE SECURITIES

Section 2.1           Form and Dating.

The Debentures shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Agreement. The Debentures may have notations, legends or endorsements required by law, stock exchange rule, automated quotation system, agreements to which the Company is subject, or usage. Each Debenture shall be dated the date that the Company determines to be the date when the investor’s Subscription Agreement has been accepted and good funds have been collected. Debentures surrendered for registration of transfer pursuant to Section 2.6 may be reissued (bearing the name of the new registered Holder) with a date reflecting the date such registration of transfer took effect in accordance with the records of the Company. Debentures are not issuable in bearer form.

Section 2.2           Terms.

(1)         The aggregate Principal amount of the Debentures that may be authenticated and delivered under this Debenture shall not exceed $50,000,000 except for Debentures authenticated and delivered upon registration of, transfer of, in exchange for, or in lieu of, other Debentures pursuant to Section 2.6 or Section 2.7. Debentures may be issued in face amounts of $5,000 or an integral multiple thereof with a minimum of $20,000.

(2)         The maturity date of the Debentures shall be December 31, 2022 (“Maturity Date”).

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(3)         The Debentures shall bear interest on the unpaid Principal (calculated on the basis of 30-day months divided by a 360-day year) at a rate equal to eight percent (8%) per annum (“Interest”), provided that the rate of Interest shall be increased, to the extent permitted by law, (a) on any overdue payment of interest and (b) during the continuance of an Event of Default by 2% per annum (the “Default Interest”). Interest shall accrue from the date of issuance of each Debenture, which shall be the date stated in such Debenture that both of the following has occurred: (1) the Company has determined that the prospective investor has met the Company’s investor suitability requirements and (2) the investor’s subscription payment has been received in full by the Company. Debentures that have been transferred or exchanged pursuant to Section 2.6 shall have a date of issuance reflecting the date such transfer or exchange took effect in accordance with the records of the Company. Interest shall be due and payable quarterly on January 15, April 15, July 15 and October 15 of each year, or if such day is not a Business Day, the first Business Day thereafter (“Interest Payment Date”), commencing with the date corresponding to the quarter in which each Debenture is issued, and continuing until the Principal is paid in full or duly provided for.

(4)         In no event whatsoever shall the amount paid, or agreed to be paid, to any Holder for the use, forbearance or detention of money to be loaned pursuant to the Debentures or otherwise, for the performance or payment of any covenant or obligation contained therein, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever the fulfillment of any provision hereof or in the Debentures exceeds the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance any Holder shall ever receive as Interest under the Debentures or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive Interest shall be applied to the reduction of Principal and not to the payment of Interest, or if such excessive Interest exceeds the unpaid balance of Principal, such excess shall be refunded to the Company.

(5)         All accrued and unpaid Interest on, and the unpaid Principal of the Debentures, is due and payable on the Maturity Date.

(6)         In accordance with Section 2.3, the Principal of, and Interest on the Debentures (including any Default Interest) shall be paid at the office or agency of the Company maintained for such purpose in the City of Dallas, Texas, or at such other office or agency of the Company as may be maintained for such purpose, provided that, at the option of the Company, Interest may be payable by check mailed to the addresses of the Persons entitled thereto as such addresses shall appear on the Debenture register or by direct deposit to such Persons in accordance with such written instructions as may have been provided to the Paying Agent no later than 10 Business Days prior to the date on which the payment in question is due.

(7)         The Debentures may be issued until that date which is the earlier of (i) the date on which the aggregate Principal amount of the Debentures that have been authenticated and delivered totals $50,000,000, excluding Debentures authenticated and delivered upon registration of, transfer of, in exchange for, or in lieu of, other Debentures pursuant to Section 2.6 or Section 2.7, (ii) December 31, 2018, which date may be extended until December 31, 2019 in the sole discretion of the Company and (iii) the date that the Company terminates the offering of the Debentures in its sole discretion.

(8)         The Debentures may be redeemed in whole or in part by the Company at any time and from time to time in its discretion in accordance with the provisions of Article 3, for a redemption price equal to 100% of the Principal to be redeemed plus accrued Interest on the Principal redeemed.

(9)         Each Debenture delivered under this Agreement upon transfer of or in exchange for or in lieu of any other Debenture shall carry the rights to Interest accrued and unpaid, and to accrue, which were carried by such other Debenture.

Section 2.3           Agents.

The Company shall maintain or cause to be maintained an office or agency where Debentures may be presented for registration of transfer or for exchange (“Registrar”), and where Debentures may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Debentures and of their transfer and exchange.

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The Company may appoint more than one Registrar or Paying Agent. The Company may act as Paying Agent or Registrar. The Company shall notify the Holders of the name and address of any Agent that is not the Company.

The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent; provided, however, that no such removal shall become effective until acceptance or any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor. The Registrar or Paying Agent may resign at any time upon written notice to the Company.

The Company will initially act as Paying Agent and Registrar.

Section 2.4           Paying Agent To Hold Money in Trust.

On or before each due date of the Principal and Interest on any Debenture, the Company shall deposit with the Paying Agent a sum sufficient to pay such Principal and Interest when so becoming due. The Company shall require each Paying Agent to agree in writing that the Paying Agent will hold in trust for the benefit of the Holders all money held by the Paying Agent for the payment of the Principal of or Interest on the Debentures.

Section 2.5           Holder Lists.

The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.

Section 2.6           Transfer and Exchange.

(1)           Registered Form. The Debentures shall be issued in registered form and shall be transferable only upon surrender of a Debenture for registration of transfer. When a Debenture is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer if its requirements for such transactions are met and the Debenture has not been redeemed. The Company may charge a reasonable fee for any registration of transfer or exchange but not for any exchange pursuant to Section 2.9 or Section 3.6.

(2)           No Duty of Registrar. The Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Debenture other than to require delivery of such certificates.

(3)           General Provisions Relating to Transfers and Exchanges.

(a)          No service charge shall be made to a Holder of Debenture for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any registration of transfer, conversion or exchange thereof.

(b)          Debentures issued upon any registration of transfer or exchange of Debentures shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Agreement, as the Debentures surrendered upon such registration of transfer or exchange.

(c)          Neither the Company nor the Registrar shall be required (i) to issue, to register the transfer of or to exchange any Debentures during a period beginning at the opening of business 15 days before the day of any selection of Debentures for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (ii) to register the transfer of or to exchange any Debenture so selected for redemption in whole or in part, except the unredeemed portion of any Debenture being redeemed in part or (iii) to register the transfer of or to exchange a Debenture between a Record Date and the next succeeding Interest Payment Date.

(d)          Prior to due presentment for the registration of a transfer of any Debenture, any Agent and the Company may deem and treat the Person in whose name any Debenture is registered as the absolute owner of such Debenture for the purpose of receiving payment of principal of and premium, if any, and interest on such Debentures and for all other purposes whatsoever, whether or not such Debenture be overdue, and none of the Trustee, neither any Agent nor the Company shall be affected by notice to the contrary.

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(e)          Each Holder of a Debenture agrees to indemnify the Company against any liability that may result from the transfer, exchange or assignment of such Holder’s Debenture in violation of any provision of this applicable United States federal or state securities law, including any violation of the Securities Act.

(f)          Upon any purchase of a Debenture, the Company must certify to the Registrar, and the Registrar may not transfer any Debenture unless the Company certifies to it, that such transfer would not be required to be registered under the Securities Act or would be excluded from registration pursuant to an exception under the Securities Act.

(g)          The Registrar shall retain copies of all certifications, letters, notices and other written communications received pursuant to this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice

Section 2.7           Replacement Debentures.

If the Holder of a Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company that the Debenture has been acquired by a protected purchaser, the Company shall issue a replacement Debenture. If required by the Company, an affidavit of loss, indemnity agreement, and/or indemnity bond must be provided that is sufficient in the judgment of both to protect the Company and the Agents from any loss that any of them may suffer if a Debenture is replaced. The Company may charge the Holder for its expenses in replacing a Debenture.

Every replacement Debenture is an additional obligation of the Company.

Section 2.8           Treasury Debentures Disregarded for Certain Purposes.

In determining whether the Holders of the required Principal amount of Debentures have concurred in any direction, waiver or consent, Debentures owned by the Company or an Affiliate shall be disregarded and deemed not to be outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Debentures that the Trustee has actual knowledge of such ownership shall be so disregarded. Debentures so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Debentures and that the pledgee is not the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor.

Section 2.9           Cancellation.

The Company at any time may deliver Debentures to the Registrar for cancellation. The Paying Agent shall forward to the Registrar any Debentures surrendered to it for payment. The Registrar shall cancel all Debentures surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Debentures according to its standard procedures or as the Company otherwise directs. The Company may not issue new Debentures to replace Debentures that it has paid or which have been delivered to the Registrar for cancellation, except that (1) where a Debenture is surrendered for registration of transfer or partial redemption, then a new Debenture of the same number may be issued, and (2) where a Debenture is surrendered for exchange, one or more new Debentures may be issued.

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Article 3
REDEMPTION

Section 3.1           Notice to Holders.

If Debentures are to be redeemed, the Company shall notify the Holders of the redemption date, and the Principal amount of Debentures to be redeemed.

The Company shall give each notice provided for in this Section 3.1 at least 30 days before the redemption date. If fewer than all the Debentures are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Holders, which record date shall be not less than 15 days before the redemption date.

Section 3.2           Selection of Debentures To Be Redeemed.

If fewer than all the Debentures are to be redeemed, the Debentures shall be redeemed on a pro rata basis with respect to such Debentures identified by the Company, in its sole discretion, to be redeemed. Provisions of this Agreement that apply to Debentures called for redemption also apply to portions of Debentures called for redemption.

Section 3.3           Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Debentures are to be redeemed.

The notice shall state that it is a notice of redemption, identify the Debentures to be redeemed and shall state:

(1)           the redemption date;

(2)           the redemption price;

(3)           the name and address of the Paying Agent;

(4)           that Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price; and

(5)           that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Agreement, Interest on Debentures (or portion thereof) called for redemption ceases to accrue on and after the redemption date.

Section 3.4           Effect of Notice of Redemption.

Once notice of redemption is mailed, Debentures called for redemption become due and payable on the redemption date at the redemption price. Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued Interest on the portion of the Debentures to be redeemed to the redemption date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.5           Deposit of Redemption Price.

On or before the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, and accrued Interest on, all Debentures or portions thereof to be redeemed on that date other than Debentures or portions of Debentures called for redemption that have been delivered by the Company to the Registrar for cancellation.

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Unless the Company shall default in the payment of the redemption price for the Debentures (and accrued Interest) called for redemption, Interest on such Debentures shall cease to accrue after the redemption date.

Section 3.6           Debentures Redeemed in Part.

Upon surrender of a Debenture that is redeemed in part, the Company shall deliver to the Holder (at the Company’s expense) a new Debenture equal in Principal amount to the unredeemed portion of the Debenture surrendered.

Article 4
REDEMPTION AT THE OPTION OF THE HOLDERS

Section 4.1           Right to Request Redemption.

Each month, beginning January 1, 2019 and continuing through the Maturity Date, the Holders will have the right to cause HSF to redeem all, but not less than all, of the Holders’ Debentures.  To effect a redemption, a Holder (the “Redeeming Holder”) must submit a written request to HSF for the redemption of its Debentures not later than the 25th day of the month in which the Redeeming Holder desires to have its Debentures redeemed.  The Company will redeem up to 5% of the aggregate principal amount of the Debentures each year (the “Maximum Amount”), but may, in its sole and absolute discretion, redeem Debentures in excess of such amount.  If, at the end of any month, the aggregate amount of Debentures for which redemptions have been requested exceeds the Maximum Amount, the Company will accept redemptions in the order the redemption requests were received (pursuant to the notice requirements of the Debenture Purchase Agreement) up to the Maximum Amount; provided, however, that redemption requests resulting from the death of a Holder will be given priority regardless of the date received.  Interest will cease to accrue on the Debentures following the last day of the month in which an accepted redemption request was received (the “Redemption Date”).  The redemption price for each redeemed Debenture will be the principal amount of such Debenture, plus accrued and unpaid interest up to and including the Redemption Date.  The redemption price will be paid to the Redeeming Holder on or before the sixth month anniversary of the Redemption Date.   Any Debentures not accepted for redemption will continue to be outstanding and accrue interest pursuant to their terms.

As soon as reasonably practicable after receipt of any request for redemption, the Company may at its sole and absolute discretion notify all other Holders of record according to its books and records that there has been a request for liquidation, the principal amount of the Debenture requested to be liquidated and that any Holder may notify the Company of its interest in acquiring such Debenture. The Company may then provide the Redeeming Holder that requested liquidation with the contact information (first and last name, address, telephone and e-mail) for the Holders that notified the Company of their interest in acquiring such Debenture on a first come, first served basis based on the date of postmark, or, if similar postmarks, the date of initial investment in the Debentures. No transfer or sale shall be made unless (i) such transaction has been duly registered under the Securities Act, and qualified or approved under appropriate state securities laws, or (ii) such registration, qualification or approval is not required pursuant to any exemption, safe harbor or otherwise.

If the transfer of the Debenture at issue is not effectuated between a buying Holder and the selling Holder for any reason within 90 days of the Company’s receipt of the applicable request for liquidation (an “Ineffectual Transfer”), or if the Company does not receive notice from any interested Holder within 60 days of the date that the Company notified all of the Holders of record that there has been a request for liquidation of a particular Debenture (a “Failure to Receive Notice” together with an Ineffectual Transfer, a “Failed Transfer”), then the Redeeming Holder shall retain ownership of such Debenture. In the event a transfer of a Debenture is to occur, the Company may help facilitate the purchase and sale transaction by providing a form purchase and sale agreement or otherwise, but neither the Company nor the Company’s counsel shall represent, nor shall they be deemed to represent, either of the Holders involved in the transaction. The selling price for any Debenture to be sold shall be determined as between the buying Holder and the Redeeming Holder, not the Company. Transfers of Debentures that are effectuated between a buying Holder and the selling Holder are referred to as “Completed Transfers.” Debentures that are the subject of Completed Transfers shall be transferred pursuant to Section 2.6 and subject to the other terms set forth herein.

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Section 4.2           Notice of Redemption.

No later than five (5) business days following each month in which a request for redemption has been delivered to the Company, the Company shall mail a notice to each Redemption Holder notifying such Holder whether its Debentures are to be redeemed.

The notice shall state that it is a notice of redemption, identify the Debentures to be liquidated and shall state:

(1)           the payment date;

(2)           the amount of the redemption payment;

(3)           the name and address of the Paying Agent;

(4)           that Debentures being redeemed must be surrendered to the Paying Agent to collect the redemption price; and

(5)         that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Debenture, Interest on Debentures being redeemed ceases to accrue on and after the Redemption Date.

Section 4.3           Effect of Notice of Redemption.

Once notice of redemption is mailed, Debentures to be redeemed become due and payable on the Redemption Date at the redemption price. Upon surrender to the Paying Agent, such Debentures shall be paid at the redemption price stated in the notice, plus accrued Interest to the Redemption Date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 4.4           Deposit of Redemption Price.

At least the day before the payment date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of, and accrued Interest on, all Debentures to be redeemed on that date.

Unless the Company shall default in the payment of the redemption price on the Debentures (and accrued Interest) to be liquidated, Interest on such Debentures shall cease to accrue after the liquidation date.

Section 4.5           No Redemptions in Part.

Debentures may not be redeemed in part pursuant to this Article 4.

Section 4.6           Mandatory Redemption.

Except to the extent provided in Section 4.1, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.

Article 5
COVENANTS

Section 5.1           Payment of Debentures.

The Company shall pay the Principal of and Interest on the Debentures on the dates and in the manner provided in the Debentures and this Agreement. Principal and Interest shall be considered paid on the date due if the Paying Agent holds in accordance with this Agreement on that date money sufficient to pay all Principal and Interest then due and the Paying Agent is not prohibited from paying such money to the Holders on such date pursuant to the terms of this Agreement.

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Section 5.2           Compliance with Laws.

The Company shall, and shall cause the Manager to, conduct its business in compliance with all applicable requirements of all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, the USA Patriot Act), including, without limitation, all relevant Governmental Approvals, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect, and except that the Company may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of law, so long as (a) none of the Holders could reasonably be expected to be subject to any civil or criminal liability for failure to comply therewith and (b) the result of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 5.3           Legal Existence.

The Company will at all times:

(i)          Preserve and maintain its legal existence as a limited liability company under the applicable Laws of the State of Texas and all of is material licenses, rights, privileges and franchises necessary for the maintenance of its corporate existence; and

(ii)         Comply, in all material respects, with its Organizational Documents.

Section 5.4           Books and Records.

The Company will maintain proper books of record and account in conformity with applicable Accounting Principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company.

Section 5.5           Merger and Consolidation.

The Company will not merge into or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution) without the approval of the Holders of a majority in Principal amount of the then-outstanding Debentures.

Section 5.6           Amendment to Organizational Documents.

The Company will not amend, modify or change any terms or conditions of any of its Organizational Documents, other than those amendments, modifications or changes that would not reasonably be expected to have a Material Adverse Effect.

Section 5.7           Distributions.

The Company will not do any Distribution if such Distribution would cause the Company’s Member Equity to be less than the Minimum Equity after giving effect to such Distribution.

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Article 6
DEFAULTS AND REMEDIES

Section 6.1           Events of Default.

An “Event of Default” occurs if:

(1)           the Company fails to pay Interest on any Debenture when the same becomes due and payable and such failure continues for a period of 30 days;

(2)           the Company fails to pay the Principal of any Debenture when the same becomes due and payable at maturity, upon redemption or otherwise;

(3)           the Company fails to comply with any of its other agreements in the Debentures or this Agreement and such failure continues for the period and after the notice specified below;

(4)           the Company defaults under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company in an aggregate principal amount in excess of $10,000,000 by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled;

(5)           the Company pursuant to or within the meaning of any Bankruptcy Law:

(a)          commences a voluntary case,

(b)          consents to the entry of an order for relief against it in an involuntary case,

(c)          consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)          makes a general assignment for the benefit of its creditors; or

(6)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)          is for relief against the Company in an involuntary case,

(b)          appoints a custodian of the Company or for all or substantially all of its property, or

(c)          orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default, whether it is voluntary or involuntary, or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means title 11 of the U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

A Default under clause (3) or (4) above is not an Event of Default until the Holders of at least 25% in Principal amount of the Debentures notify the Company of the Default and the Company does not cure the Default, or it is not waived, within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied to the extent consistent with law, and state that the notice is a “Notice of Default.”

Section 6.2           Acceleration.

If an Event of Default occurs and is continuing, the Holders of at least 25% in Principal amount of the Debentures by notice to the Company, may declare the Principal of and accrued and unpaid Interest on all the Debentures to be due and payable. Upon such declaration the Principal and Interest shall be due and payable immediately.

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The Holders of a majority in Principal amount of the Debentures by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of Principal or Interest that has become due solely because of the acceleration.

Section 6.3           Other Remedies.

If an Event of Default occurs and is continuing, and subject to the terms of this Agreement and applicable law, the Holders of at least 25% in Principal amount of the Debentures may pursue any available remedy to collect the payment of Principal or Interest on the Debentures or to enforce the performance of any provision of the Debentures or this Agreement even if it does not possess or produce any of the Debentures.

A delay or omission by any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4           Waiver of Past Defaults; Postponement of Interest Payments.

(1)           The Holders of a majority in Principal amount of the Debentures by notice to the Company may waive an existing Default and its consequences except:

(a)          a Default in the payment of the Principal of or Interest on any Debenture; or

(b)          a Default with respect to a provision that under Section 7.2 cannot be amended without the consent of each Holder affected.

(2)           The Holders of at least a majority in Principal amount of the then-outstanding Debentures may agree in writing to postpone the payment of Interest for up to three years from the original payment due date without any penalty or interest thereon.

Section 6.5           Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Agreement, the right of any Holder of a Debenture to receive payment of Principal and Interest on the Debenture, on or after the respective due dates expressed in the Debenture, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder; provided, however, that the Holders of a majority in Principal amount of the Debentures may negotiate and enter into a settlement, payment schedule or other arrangement (including, without limitation, the reduction or increase of Interest and Principal due Holders, the modification of the manner, place or terms of payment, and the release or discharge of any claims, fees or amounts due Holders) on behalf of all Holders during the course of any suit, Proceeding or otherwise. In the event of any Proceeding, the settlement, payment schedule or other arrangement referenced in the preceding sentence must be in conformity with applicable Bankruptcy Law and approved by the applicable bankruptcy court before it may become effective.

Section 6.6           Priorities.

After the occurrence and during the continuance of an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Agreement shall be paid in the following order:

First: to Holders for amounts due and unpaid on the Debentures for Principal and Interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Debentures for Principal and Interest, respectively; and

Second: to the Company.

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Section 6.7           Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.7 does not apply to a suit by the Holders of more than 10% in Principal amount of the Debentures.

Section 6.8           Actions of a Holder.

For the purpose of providing any consent, waiver or instruction to the Company, a Holder shall include a Person who provides to the Company an affidavit of beneficial ownership of a Debenture together with a satisfactory indemnity against any loss, liability or expense to such party to the extent that it acts upon such affidavit of beneficial ownership (including any consent, waiver or instructions given by a Person providing such affidavit and indemnity).

Article 7
AMENDMENTS

Section 7.1           Without Consent of Holders.

The Company may amend this Agreement or the Debentures without the consent of any Holder:

(1)           to cure any ambiguity, defect or inconsistency; or

(2)           to make any change that does not adversely affect the rights of any Holder.

Section 7.2           With Consent of Holders.

The Company may amend this Agreement or the Debentures with the written consent of the Holders of at least a majority in Principal amount of the Debentures. However, without the consent of each Holder affected, an amendment under this Section may not:

(1)           reduce the amount of Debentures whose Holders must consent to an amendment;

(2)           reduce the Interest on or, except as provided in Section 6.4(2), change the time for payment of Interest on any Debenture;

(3)           reduce the Principal of or change the fixed maturity of any Debenture;

(4)           make any Debenture payable in money other than that stated in the Debenture; or

(5)           make any change in Section 6.4 or the first sentence of this Section 7.2.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Section 7.3           Revocation and Effect of Consents and Waivers.

A consent to an amendment or a waiver by a Holder of a Debenture shall bind the Holder and every subsequent Holder of that Debenture or portion of the Debenture that evidences the same debt as the consenting Holder’s Debenture, even if notation of the consent or waiver is not made on the Debenture. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Debenture or portion of the Debenture if the Company receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder.

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The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Agreement. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 7.4           Notice of Amendment; Notation on or Exchange of Debentures.

After any amendment under this Article 7 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Article 7.

The Company may place an appropriate notation about an amendment or waiver on any Debenture thereafter authenticated. The Company may issue in exchange for affected Debentures new Debentures that reflect the amendment or waiver.

Article 8
MISCELLANEOUS

Section 8.1           Notices.

Any notice by one party to the other shall be in writing and sent, if to a Holder at such Holder’s address as set forth in the Debenture register, and if to the Company at the address stated in Section 8.5. The notice is duly given if it is delivered in Person or sent by a national courier service that provides next Business Day delivery or by first-class mail.

A party by notice to the other party may designate additional or different addresses for subsequent notices.

Any notice sent to a Holder shall be mailed by first-class letter mailed to its address shown on the register kept by the Registrar. Failure to mail a notice to a Holder or any defect in a notice mailed to a Holder shall not affect the sufficiency of the notice mailed to other Holders.

If a notice is delivered or mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

A “notice” includes any communication required by this Agreement.

Section 8.2           Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions are not required to be open in both New York City or Dallas, Texas. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding Business Day that is not a Legal Holiday, and no Interest shall accrue for the intervening period.

Section 8.3           No Recourse Against Others.

A director, officer, employee or member, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

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Section 8.4           Duplicate Originals.

The parties may sign any number of copies, and may execute such in counterparts, of this Agreement. One signed copy is enough to prove this Agreement.

Section 8.5           Variable Provisions.

“Officer” means the Chairman, CEO, President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

The Company initially appoints the Company as Registrar, or Paying Agent.

The Company initially establishes the fee for registration of transfer or exchange of a Debenture under Section 2.6 at $75 per transfer or exchange.

The Company’s address is:

Hall Structured Finance II, LLC
2323 Ross Avenue, Suite 200
Dallas, Texas 75201
(214) 269.9517
Attention: Mark Blocher

Each Holders address as set forth in such Holder’s Subscription Agreement.

Section 8.6           Governing Law.

This Agreement, the Debentures and all claims and causes of action arising hereunder or thereunder or relating hereto or thereto will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

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HALL STRUCTURED FINANCE II, LLC

By:
Mike Jaynes,
President

Signature Page to Debenture Purchase Agreement

ANNEX A

DEFINITIONS

“Affiliate” shall mean any Person controlling or controlled by or under common control with the referenced Person. “Control” for this definition means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Registrar or Paying Agent.

“Bankruptcy Law” shall have the meaning set forth in Section 6.1.

“Business Day” shall mean a day that is not a Legal Holiday.

“Company” shall mean Hall Structured Finance II, LLC, a Texas limited liability company and all successors thereto.

“Completed Transfers” shall have the meaning set forth in Section 4.1.

“Debentures” shall mean the 8% Debentures registered in the name of the Holder thereof and issued in accordance with Article 2 hereof, substantially in the form of Exhibit A.

“Default” shall mean any event which is, or after notice or passage of time would be, an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.2(3).

“Distribution” shall mean any distribution by the Company (in cash, property of the Company or obligations) on, or other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company of, any portion of any equity interest in the Company.

“Event of Default” shall have the meaning set forth in Section 6.1.

“Failed Transfer” shall have the meaning set forth in Section 4.1.

“Failure to Receive Notice” shall have the meaning set forth in Section 4.1.

“Governmental Approval” shall men any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or restriction by or with, any Governmental Authority.

“Governmental Authority” shall mean any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local, having jurisdiction over the matter or matters in question.

“Holder” shall mean a Person in whose name a Debenture is registered.

“Material Adverse Effect” shall mean a material adverse effect on (a) the assets, business or financial condition of the Company or (b) the ability of the Company to make timely payments of Principal Interest and other amounts due on the Debentures a party or of the Liens provided under the Security Documents.

“Maturity Date” shall have the meaning set forth in Section 2.2(2).

“Member Equity” shall mean [to come].

Annex A - 1

“Minimum Equity” shall mean $75 million.

“notice” shall have the meaning set forth in Section 8.1.

“Officer” shall have the meaning set forth in Section 8.5.

“Organizational Documents” shall mean the certificate of formation and the limited liability company agreement of the Company, as amended, supplemented or restated from time to time.

“Paying Agent” shall have the meaning set forth in Section 2.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Principal” of a Debenture means the principal balance of the respective Debenture.

“Proceeding” shall mean a liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceeding under Bankruptcy Law, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution.

“Record Date” have the meaning set forth in the Debentures.

“Registrar” shall have the meaning set forth in Section 2.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subscription Agreement” shall mean the agreement by which each Person desiring to become a Holder shall evidence (i) the number of Debentures which such Person wishes to acquire, (ii) such Person’s agreement to become a party to, and be bound by the provisions of, this Agreement and (iii) certain representations regarding the Person’s finances and investment intent.

Annex A - 2

EXHIBIT A

FORM OF DEBENTURE